Exhibit 99.1

ALAN TOWNSEND ANNOUNCES PLAN TO RETIRE AS PRESIDENT AND

CHIEF EXECUTIVE OFFICER OF ROSEHILL RESOURCES INC.

TOWNSEND WILL REMAIN WITH COMPANY DURING SEARCH FOR REPLACEMENT

HOUSTON, May 2, 2018 /Globe Newswire/ — Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today announced that J.A. (Alan) Townsend, President and Chief Executive Officer of Rosehill and its sole subsidiary Rosehill Operating Company, LLC, informed the Rosehill Board of Directors of his intention to retire following more than 45 years working in the oil and gas industry and 16 years of service to the Company and its predecessor Tema Oil and Gas Company. Mr. Townsend also indicated his intention to step down from his position as a Director of the Company.

Mr. Townsend will serve in his capacity as Director, President and Chief Executive Officer while the Company searches for his replacement. In addition, Mr. Townsend will provide consulting services for an additional two months following his retirement to further assist the transition of his duties.

Gary C. Hanna, Chairman of the Board of Directors, said, “We thank Alan for his dedicated service to Rosehill. He led the Company since its formation through the transformational business combination in April 2017. His leadership has been instrumental in Rosehill’s successes, which include doubling reserves to over 31.1 MBOE from year-end 2016 to year-end 2017 and tripling average daily production since inception to over 15,000 BOEPD for March 2018. Having a CEO with over four decades of industry experience has been invaluable for expanding our footprint into a second core area in the Southern Delaware Basin and assembling a very capable management team.”

Mr. Hanna continued, “We are very enthusiastic about the Company’s 2018 performance to date, and are grateful Alan has agreed to stay with the Company while we transition leadership to his successor. We will continue to pursue our goals to grow through the drillbit and through additional acquisition opportunities in the Delaware Basin, as well as to further strengthen our balance sheet.”

“I am proud of Rosehill’s achievements during the last year and equally proud of the many years of hard work our team put in as Tema Oil and Gas prior to the business combination that made the last year possible,” said Mr. Townsend. “We set and achieved ambitious goals in 2017, and 2018 is off to a great start. However, after 45 years in the oil and gas industry, the time is right for me to transition away from my full-time professional responsibilities.”

Rosehill is conducting a search to identify a President and Chief Executive Officer candidate to serve as Mr. Townsend’s successor. The Board has retained an executive search firm to assist in the process of identifying and evaluating potential internal and external candidates.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused in the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its two core acreage areas in the Northern Delaware Basin and the Southern Delaware Basin, as well as focused acquisitions in the Delaware Basin.

Contact Information:

Alan Townsend	Craig Owen
President and Chief Executive Officer	Chief Financial Officer
281-675-3400	281-675-3400